Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS 2025 FIRST QUARTER RESULTS

Reaffirms 2025 Sales and Earnings Guidance

New York, New York, May 5, 2025, Interparfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2025.

First Quarter Highlights: ($ in millions, except per share amounts)	Three Months Ended March 31,
	2025	2024	% Change
Net Sales	$339	$324	5%
Gross Margin	63.7%	62.5%	+120 bps
Operating Income	$75	$68	10%
Operating Margin	22.2%	21.0%	+120 bps
Net Income attributable to Interparfums, Inc.	$42	$41	4%
Diluted EPS	$1.32	$1.27	4%
The average dollar/euro exchange rate for the 2025 first quarter was 1.05 compared to 1.09 in the 2024 first quarter leading to a negative 1% foreign exchange impact on sales.

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Interparfums noted, “We started the year with strong momentum, driven by continued demand for our key brands and a dynamic lineup of new fragrance innovation, leading to sales growth of 5% for the quarter.

“On an organic basis, excluding the impact of foreign exchange and the discontinuation of the Dunhill license, net sales rose by 7%, due in large part to gains by our Jimmy Choo, Coach, and Lacoste fragrances for European based operations and Donna Karan/DKNY, MCM, and Roberto Cavalli fragrances for United States based operations.

“Our largest markets, North America and Western Europe achieved gains of 14% and 1%, respectively. Eastern Europe posted a 46% increase in sales, rebounding from a 22% decline in last year’s first quarter, which was driven by temporary sourcing constraints that have been resolved. Asia/Pacific sales declined by 3% largely due to the high bar set in the prior year period when sales rose 13% with exceptional sales in Australia. Central and South America declined 10%, also off a very high base in 2024 when the region grew 31%. Middle East and Africa sales declined 16% due to macroeconomic challenges and a disproportionate impact from the exit of the Dunhill license due to its significant presence there.

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“We remain dedicated to sustaining the current momentum of our existing fragrance lines, while simultaneously executing a robust innovation pipeline that introduces fragrance blockbusters and extensions to further elevate our brands. As a testament to our success and as previously announced, we renewed our partnership with Coach for another five-year period, extending the license until June 30, 2031.

“We are also expanding our portfolio of high-end fragrance brands, exemplified by the launch of our proprietary Solférino collection this summer, plus the acquisitions of Off-White and Annick Goutal, with commercialization set to commence in 2026 for both brands.”

Mr. Madar closed by saying, “Our business has proven to be resilient, with a strong foundation, organizational agility and adaptability that allows us to navigate the complex, challenging economic uncertainties that we face.”

Financial Commentary

Michel Atwood, Chief Financial Officer of Interparfums stated, “For the first quarter of 2025, we delivered earnings per diluted share of $1.32, a 4% year over year increase, underscoring the strength of our business model.

“Consolidated gross margin for the quarter was 63.7%, up from 62.5% in the prior period. The 120 basis point improvement was driven by favorable brand and channel mix.

“Selling, General and Administrative (“SG&A”) expenses as a percentage of net sales were 41.6%, a 10 basis point increase from the prior year period as higher advertising and promotional (“A&P”) spending was offset by efficiencies and scale benefits related to other fixed SG&A items.

“For European based operations, SG&A as a percentage of net sales decreased to 38.7% in the first quarter of 2025 from 39.1% in the prior year period. This reduction was driven by scale benefits in fixed costs and favorable brand mix on royalties, partially offset by higher A&P expenditures.

“For United States based operations, SG&A expenses as a percentage of net sales increased 1.6% 160 basis points, largely driven by the annualization impact of the investments in infrastructure and headcount made throughout 2024 to support the growth of the business as well as increased A&P spending, which were partially offset by efficiencies in other SG&A cost buckets.”

Mr. Atwood continued, “During the quarter, we invested $52 million on A&P initiatives to build brand awareness and support new product launches, a 7% increase compared to the prior year period, which represents 15.2% of net sales versus 14.9% in last year’s first quarter.

“These factors led to a 10% increase in operating income to $75 million, or an operating margin of 22.2%, up from 21.0% in the first quarter of 2024.

“Other income and expenses, for the three months ended March 31, 2025, was a loss of $1.7 million as compared to a gain of $2.1 million in the corresponding prior year period, leading to a negative impact of $3.8 million due to foreign exchange and unrealized losses on marketable securities.

“We closed the first quarter in a strong financial position with $172 million in cash, cash equivalents and short-term investments, and working capital of $605 million. By effectively managing working capital increases relative to our sales growth, we significantly improved our operating cashflow by $45 million, reducing cash used in operating activities from $52 million in the prior year period to $7 million in the first quarter 2025.

“In anticipation of potential supply chain constraints, we maintained overall inventory levels, but continued to accelerate the conversion of raw materials into finished goods.”

Mr. Atwood concluded, “We are actively working to mitigate the potential impacts of the recent tariffs by better aligning our supply chain footprint to the countries where the products are sold, identifying alternative sourcing for some of the products we purchase from China, and considering 4% to 6% price increases on select brands and regions in August 2025.”

Reaffirms 2025 Guidance

The Company reaffirms its 2025 guidance of net sales of $1.51 billion and earnings per diluted share of $5.35, a 4% increase for both metrics.

Dividend

The Company’s regular quarterly cash dividend of $0.80 per share will be paid on June 30, 2025, to shareholders of record on June 13, 2025.

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Conference Call Details

Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Tuesday, May 6, 2025.

Interested parties may participate in the live call by dialing: U.S. / Toll-free: (877) 423-9820 International: (201) 493-6749 Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' most recent annual report on Form 10-K, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Inter Parfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

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INTERPARFUMS, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

 (In thousands except share and per share data)

Assets
	March 31, 2025	December31, 2024
Current assets:
Cash and cash equivalents	$96,617	$125,433
Short-term investments	75,310	109,311
Accounts receivable, net	302,268	274,705
Inventories	395,888	371,920
Receivables, other	6,414	6,122
Other current assets	34,514	27,035
Income taxes receivable	63	306
Total current assets	911,074	914,832
Property, equipment and leasehold improvements, net	158,850	153,773
Right-of-use assets, net	23,463	24,603
Trademarks, licenses and other intangible assets, net	312,258	282,484
Deferred tax assets	16,046	17,034
Other assets	18,834	18,535
Total assets	$1,440,525	$1,411,261

Liabilities and Equity
Current liabilities:
Loans payable - banks	$7,571	$8,311
Current portion of long-term debt	43,425	41,607
Current portion of lease liabilities	6,148	6,087
Accounts payable – trade	98,885	91,049
Accrued expenses	128,673	172,758
Income taxes payable	21,749	12,615
Total current liabilities	306,451	332,427
Long–term debt, less current portion	107,369	115,734
Lease liabilities, less current portion	19,186	20,455

Equity:
Interparfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 32,124,000 and 32,110,170 shares at March 31, 2025 and December 31, 2024, respectively	32	32
Additional paid-in capital	107,985	106,702
Retained earnings	780,338	763,240
Accumulated other comprehensive loss	(46,854)	(72,239)
Treasury stock, at cost, 9,981,665 and 9,981,665 shares at March 31, 2025 and December 31, 2024, respectively	(52,864)	(52,864)
Total Interparfums, Inc. shareholders’ equity	788,637	744,871
Noncontrolling interest	218,882	197,774
Total equity	1,007,519	942,645
Total liabilities and equity	$1,440,525	$1,411,261

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INTERPARFUMS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(In thousands except per share data)

	Three Months Ended
	March 31,
	2025	2024

Net sales	$338,819	$323,963

Cost of sales	122,842	121,578

Gross margin	215,977	202,385

Selling, general and administrative expenses	140,900	134,412

Income from operations	75,077	67,973

Other expenses (income):
Interest expense	1,545	1,807
Loss (gain) on foreign currency	781	(905)
Interest and investment income	(581)	(3,020)
Other (income) loss	(79)	38

	1,666	(2,080)

Income before income taxes	73,411	70,053

Income taxes	18,008	16,750

Net income	55,403	53,303

Less: Net income attributable to the noncontrolling interest	12,911	12,255

Net income attributable to Interparfums, Inc.	$42,492	$41,048

Earnings per share:

Net income attributable to Interparfums, Inc. common shareholders:
Basic	$1.32	$1.28
Diluted	$1.32	$1.27

Weighted average number of shares outstanding:
Basic	32,121	32,041
Diluted	32,174	32,266

Dividends declared per share	$0.80	$0.75

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